Exhibit 99.B(p)(2)

CODE OF ETHICS

M FINANCIAL INVESTMENT ADVISERS, INC.

December 10, 2004

Section I: Statement of Purpose and Applicability

(A)                              Covered Entity

The Adviser. M Financial Investment Advisers, Inc. the Adviser”) is registered under the Investment Advisers Act of 1940 as an investment adviser. The Adviser currently serves as investment adviser to M Fund, Inc.

(B)                                Statement of Purpose

(1)                                  Introduction. As a investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”), the Adviser has a fiduciary duty to its advisory clients, including any investment company clients, a duty that serves as the foundation for most of the regulations that have been adopted under the Advisers Act. In addition, the Investment Company Act of 1940 (the “1940 Act”) establishes as a matter of federal law the fiduciary status of affiliates of an investment company vis-a-vis such company and regulates and controls the relationship between an investment company, its officers and employees, its investment advisers, and officers and employees of such advisers. The 1940 Act specifically prohibits certain types of financial transactions involving, directly or indirectly, both an investment company and its investment adviser or officers or employees of such adviser unless prior approval is obtained from the Securities and Exchange Commission (the “SEC”).

An underlying policy of the 1940 Act is to prohibit any person who is connected with an investment company or an investment adviser of such company from deriving hidden profit from his or her association with such company. The 1940 Act, among other things, prohibits persons affiliated with an investment adviser from engaging in practices that constitute fraud or deceit upon an investment company or its shareholders, including the practice of any investment manager, investment adviser, or their employees trading privately (i.e., for their own accounts) in securities at a time when the investment company is caused to trade in the same securities in order to benefit these affiliated persons. Thus, the 1940 Act requires investment managers and advisers, employees of investment managers and advisers and other affiliates to serve the investment company with undivided loyalty.

(2)                                  Code of Ethics. Rule 17j-1, promulgated by the SEC pursuant to Section 17(j) of the 1940 Act, makes it unlawful for affiliated persons of the Adviser:  (1) to employ any device, scheme or artifice to defraud a registered investment company; (2) to make to a registered investment company any untrue statement of a material fact or omit to state to a registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (3) to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a registered investment company; or (4) to engage in any manipulative practice with respect to a registered investment company.

Rule 17j-1 also requires registered investment companies and their investment advisers (including subadvisers) and principal underwriters to adopt written Codes of Ethics reasonably designed to prevent their officers and directors, as well as any employees who participate in the selection of a registered investment company’s portfolio securities or who have access to information regarding a registered investment company’s impending purchases and sales of portfolio securities, from engaging in conduct prohibited by the rule as described in (1) - (4) above.

Furthermore, Rule 204A-1 under the Advisers Act requires registered investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum, includes (1) a standard of business conduct for the adviser’s Supervised persons; (2) provisions requiring Supervised Persons to comply with applicable federal securities laws; (3) provisions requiring the adviser’s Access Persons to report, and the adviser to review, their personal securities transactions and holdings as set forth below; (4) provisions requiring supervised persons to report any violation of the code of ethics promptly to the adviser’s chief compliance officer; and (5) provisions requiring the adviser to provide each Supervised Person with a copy of the code and each Supervised Person to provide a written acknowledgment of receipt of the code.

Therefore, the Adviser has adopted the conduct standards contained in this Code of Ethics (“Code”) for its officers, directors and certain employees.

This Code is based upon the following general fiduciary principles:

(a)                                  the duty at all times to place the interests of the investment company and its shareholders first;

(b)                                 the requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

(c)                                  the fundamental standard that the Adviser’s personnel should not take inappropriate advantage of their positions.

(3)                                  Scope of the Code. This Code constitutes the Code of Ethics of the Adviser. This Code covers the conduct (including the personal securities transactions) of each officer and director of the Adviser, as well as of any employees of the Adviser who participate in the selection of portfolio securities for or who have access to information regarding a registered investment company’s impending purchases and sales of portfolio securities.

Section II:  Definitions

(A)                              Access Person. “Access Person” means any director, officer, or “Advisory Person” of the Adviser.

(B)                                Adviser. “Adviser” means M Financial Investment Advisers, Inc.

(C)                                Advisory Person. “Advisory person” of the Adviser means (1) any director, officer, or employee of the Adviser, or of any company in a control relationship with the Adviser, which director, officer, or employee, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by registered investment companies advised by the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (2) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made by the Adviser with regard to the purchase or sale of securities; and (3) any “Supervised Person” of the Adviser (A) who is involved in making securities recommendations for an Investment Company, or (B) has access to such recommendations that are nonpublic, access to nonpublic information regarding an Investment Company’s purchase or sale of securities, or access to nonpublic information regarding the portfolio holdings of an Investment Company.

A person does not become an “Advisory Person” simply by virtue of normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading of securities.

(D)                               Automatic Investment Plan. “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(E)                               Being Considered for Purchase or Sale. A security is “being considered for purchase or sale” when a recommendation to purchase or sell such security has been made and communicated and, with respect to the person making the recommendations when such person seriously considers making such a recommendation.

(F)                               Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

(G)                              Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

(H)                               Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Generally, control means the power to exercise a controlling influence on the management or policies of a company, unless such power is solely the result of an official position with such company.

(I)                                  Designated Officer. “Designated Officer” shall mean the officer of the Adviser designated by the Board of Directors from time to time to be responsible for management of compliance with this Code. The Designated Officer may appoint a designee to carry out certain of his or her functions pursuant to this Code.

(J)                                   Investment Company. “Investment Company” means a company registered as such under the Investment Company Act of 1940 and for which the Adviser is the investment Adviser.

(K)                               Portfolio Manager. “Portfolio Manager” means the person or persons primarily responsible for the day-to-day management of the Investment Company’s Portfolio(s).

(L)                               Purchase or Sale of a Security. “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security, or the use of a derivative product to take a position in a security.

(M)                          Security. “Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies (i.e., mutual funds) other than any Investment Company, securities issued by the Government of the United States, short term debt securities that are “government securities” within the meaning of Section 2(a)(16) of the 1940 Act, bankers’ acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by the Board of Directors of the Adviser.

(N)                             Subadviser. “Subadviser” shall mean any individual or entity that may from time to time serve as subadviser to the Investment Company or any Portfolio thereof, as applicable.

(O)                             Supervised Person. “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

Section III:  Standards of Conduct

(A)                              General Standards

(1)                                No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of an Investment Company or its shareholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Adviser or any affiliates of an Investment Company in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Investment Company or its shareholders.

(2)                                  Any Access Person recommending or authorizing the purchase or sale of a Security by an Investment Company shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in or Beneficial Ownership of such Security or the issuer thereof that he or she may have, including without limitation:

(a)                                  his or her Beneficial Ownership of any Securities of such issuer;

(b)                                 any transaction he or she contemplates in such Securities;

(c)                                  any position that he or she holds with such issuer; and

(d)                                 any present or proposed business relationship that he or she (or any Beneficial Interest of his or hers) may have with the issuer or its affiliates.

(3)                                  No Supervised Person shall dispense any information concerning Securities holdings or Securities transactions of an Investment Company to anyone outside the Adviser or the Investment Company, without obtaining prior written approval from the Designated Officer or such person or persons as the Designated Officer may designate to act on his or her behalf. Notwithstanding the preceding sentence, such Supervised Person may dispense such information without obtaining prior written approval:

(a)                                  when such information has previously been made public;

(b)                                 when such information is dispensed in accordance with procedures established by the Adviser or an Investment Company to prevent unlawful selective disclosure;

(c)                                  in reports to the directors of an Investment Company or of the Adviser that are necessary or appropriate in connection with the duties of such directors; or

(d)                                 provided the disclosure is made for legitimate business purposes and all recipients are obligated to treat the information confidentially and not to trade based on such information, in the ordinary course of his or her duties on behalf of the Investment Company.

(4)                                  All personal Securities transactions should be conducted consistent with this Code and in such a manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Adviser.

(5)                                  All Supervised Persons of the Adviser shall comply with all applicable federal securities laws.

(B)                                Prohibited Transactions

(1)           General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale:

(a)                                  is being considered for purchase or sale by an Investment Company, or

(b)                                 is being purchased or sold by an Investment Company.

(2)                                  Initial Public Offerings. No Advisory Person shall purchase, directly or indirectly, any Securities in which he or she by reason of such transaction acquires any direct or indirect Beneficial Ownership in an initial public offering.

(3)                                  Blackout Periods

(a)                                  Open Order Blackout Period. No Advisory Person shall purchase or sell, directly or indirectly, any Securities in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership on any day during which the Investment Company has a pending “buy” or

“sell” order in that same Security until that order is executed or withdrawn.

(b)                                 Fifteen Day Blackout Period. No Portfolio Manager shall purchase or sell, directly or indirectly, any Securities in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within seven days before and after the Investment Company trades in that security.

(4)                                  Short-Term Trading. No Advisory Person shall profit in the purchase and sale, or sale and purchase, directly or indirectly, of the same (or equivalent) Securities in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within 60 calendar days. Exceptions to this short-term trading prohibition may be made on a case-by-case basis with the prior written approval of the Designated Officer when no abuse appears to be involved and the equities of the situation strongly support such an exception.

(5)                                  Gifts. No Advisory Person may accept, directly or indirectly, any gift, favor, or service of significant value from any person with whom he or she transacts business on behalf of the Adviser under circumstances when to do so would conflict with an Investment Company’s best interests or would impair the ability of such person to be completely disinterested when required, in the course of business, to make judgments and/or recommendations to an Investment Company.

(6)                                  Service as Director. No Advisory Person shall serve on the board of directors of a publicly traded company without prior written authorization of the Designated Officer based upon a determination that the board service would be consistent with the interests of the Adviser, the Investment Companies and their shareholders.

(C)                                Exempted Transactions. The requirements of Sections III(A)(2), III(B)(1), III(B)(3) and III(B)(4) of this Code shall not apply to the following transactions, although the reporting provisions of Sections IV(B) IV(H) of this Code, which require mandatory reporting of Securities transactions and holdings by Access Persons, will continue to apply to such transactions where applicable:

(1)                                Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(2)           Purchases or sales of Securities that are not eligible for purchase or sale by the Investment Company.

(3)           Purchases or sales that are non-volitional on the part of either the Access Person or the Investment Company.

(4)           Purchases that are part of an Automatic Investment Plan.

(5)           Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(6)                                Purchases or sales that receive the prior approval of the Designated Officer because the Designated Officer has determined that particular purchase or sale to be only remotely potentially harmful to any Investment Company, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the Securities to be purchased, sold, or held by the Investment Company.

Section IV:  Procedures to Implement Code of Ethics

The following procedures have been established to assist Advisory and Access Persons in avoiding a violation of this Code, and to assist the Adviser in preventing, detecting, and imposing sanctions for violations of this Code. Every Advisory and Access Person must follow these procedures if applicable. Anytime you have questions about these procedures, you should contact the Designated Officer.

(A)                              Pre-clearance of Security Transactions.

(1)                                  In General. No Advisory Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, unless such purchase or sale has been pre-cleared by the Designated Officer. Such pre-clearance shall be effective for five days.

(2)                                  Private Placements. No Access Person shall purchase, directly or indirectly, any Securities in which he or she by reason of such transaction acquires any direct or indirect Beneficial Ownership pursuant to a private placement or other private offering of Securities, unless such Access Person shall have obtained prior written approval for such purpose from the Designated Officer. In determining whether such prior approval shall be granted, the Designated Officer shall take into account whether the opportunity to purchase such Securities is being offered to such Access Person because of his or her position with the Adviser, and whether the opportunity to purchase such Securities should be reserved for an Investment Company.

(B)                                Reporting Requirements

(1)                                  Quarterly Reports. Every Access Person shall provide to the Designated Officer reports containing the information described below in Section IV(C) of this Code with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to (i) transactions effected for any account over which such person does not have any direct or indirect influence, or (ii) transactions effected pursuant to an Automatic Investment Plan.

(2)                                  Confirmations and Account Statements. In addition to providing the quarterly reports required in Section IV(B)(1) of this Code, every Advisory Person shall direct his or her broker to provide to the Designated Officer (1) duplicate confirmations of all transactions in any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect

Beneficial Ownership, and (2) copies of periodic statements for all investment accounts in which they have Beneficial Ownership.

(3)                                  Access Persons who purchase Securities in private placements pursuant to prior approval granted under Section IV(A)(2) of this Code shall promptly disclose that investment to the Designated Person if they later become aware of or play a part in an Investment Company’s subsequent consideration of an investment in the issuer of the Securities.

(C)                              Information Required in Quarterly Reports. The quarterly reports required under Section IV(B)(1) shall be made not later than 30 days after the end of each calendar quarter, shall describe all transactions, if any, effected during such quarter, and shall contain the following information:

(1)                                the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Security involved;

(2)                                the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)                                the price at which the transaction was effected;

(4)                                the name of the broker, dealer or bank with or through whom the transaction was effected;

(5)                                the date that the report is submitted by the Access Person; and

(5)                                if no Securities transactions were effected by the Access Person during the calendar quarter, a statement to that effect.

(D)                             Disclaimer of Beneficial Ownership. Any report required under this Section IV may contain a statement that the report shall not be construed as an admission by the person submitting such duplicate confirmation or account statement or making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

(E)                               Review of Reports. The reports, duplicate confirmations, and account statements required to be submitted under this Section IV shall be delivered to the Designated Officer. The Designated Officer shall review such reports, duplicate confirmations, and account statements and maintain copies thereof as required by Rules 17j-1(f) and 204-2(a)(13). Before making any determination that a violation has been committed by any Access Person, such Access Person shall be given an opportunity to supply additional explanatory material.

(F)                                 Acknowledgement and Certification. Upon becoming an Supervised Person and annually thereafter, all Supervised Persons shall sign an acknowledgement and certification of their receipt of and intent to comply with this Code in the form attached hereto as Exhibit A and return it to the Designated Officer.

(G)                                Reporting of Violations. All Supervised Persons of the Adviser must promptly report any violations of this Code to the Chief Compliance Officer of the Adviser.

(H)                               Reports of Personal Securities Holdings and Account Information. Within 10 days of becoming an Access Person, and annually thereafter on or before February 14 of any year, all Access Persons shall provide the information described below in Section IV(I) of this Code regarding all Securities and Securities Accounts in which they have Beneficial Ownership. This information shall be provided irrespective of any trading activity in any of the securities or accounts. The information shall be current: (i) in the case of a report provided after the person first becomes an Access Person, as of a date no more 45 days prior to such date; or (ii) in the case of annual report, as of December 31.

(I)                                    Information Required in Holdings Reports. The reports required under Section IV(H) of this Code shall contain the following information:

(1)           the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security in which the Access Person has any direct or indirect Beneficial Ownership;

(2)                                  the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person; and

(3)                                  the date that the report is submitted by the Access Person.

(J)                                   Records. The Adviser shall maintain at its principal place of business records with respect to this Code in the manner and to the extent set forth below, which records may be maintained in micrographic or electronic form under the conditions described in Rule 31a-2(f) under the 1940 Act and Rule 204-2(g) under the Advisers Act and shall be available for examination by representatives of the Securities and Exchange Commission.

(1)                                A copy of this Code and any other Code of Ethics of the Adviser that is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

(2)                                A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year during which the last entry was made on such record.

(3)                                A record of all written acknowledgements as required by Section IV.F of this Code for each person who is currently, or within the past five years was, a Supervised Person of the Adviser.

(4)                                A copy of each report made or duplicate confirmation or account statement received pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(5)                                A list of all persons who are, or within the past five years have been, required to submit duplicate confirmations or account statements or to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

(6)                                A record of any decision, and the reasons supporting the decision, to approve the acquisition of private placement securities by Access Persons as required by Section IV.A.2 of this Code shall be maintained for at least five years after the end of the fiscal year in which the approval was granted.

(K)                               Confidentiality. All reports of Securities transactions, duplicate confirmations, account statements, and any other information filed with the Adviser or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

Section V:  Sanctions

Upon determination that a violation of this Code has occurred, the Adviser may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator. All violations of this Code and any sanctions imposed with respect thereto shall be periodically reported to the Board of Directors of the Investment Company with respect to whose securities the violation occurred.

EXHIBIT A

ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge receipt of the Code of Ethics of M Financial Investment Advisers, Inc. I have read and understand such Code of Ethics and agree to be governed by it at all times. Further, if I have been subject to the Code of Ethics during the preceding year, I certify that I have complied with the requirements of the Code of Ethics and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

(signature)

(please print name)

Date: